Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS STRONG FISCAL 2009 FIRST-QUARTER FINANCIAL RESULTS

Philadelphia, PA – November 13, 2008 – Lannett Company, Inc. (AMEX: LCI) today reported financial results for the fiscal 2009 first quarter ended September 30, 2008.

For the first quarter of fiscal 2009, net sales grew to $25.6 million, compared with $17.5 million for the first quarter of fiscal 2008.  First-quarter net income was $1.2 million, or $0.05 per diluted share, versus a net loss of $127,161, or $0.01 per share, for the prior year first quarter.

“Our first-quarter performance reflected strong sales of our base business products,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “With six product approvals in fiscal 2008 and a number of ANDAs (Abbreviated New Drug Applications) currently pending at the FDA, Lannett is well positioned for continued growth and profitability.

“Additionally, we believe our recently granted import license from the DEA bodes well for the company’s operations over the long term as we enter a pain management market with relatively few competitors and favorable demographics, and continue to diversify our product portfolio,” Bedrosian added.

Gross profit for the fiscal 2009 first quarter increased to $9.0 million from $5.1 million for the same period in the prior year.  Research and development expenses were $1.9 million compared with $1.3 million in the comparable prior year period.  Selling, general and administrative expenses increased to $4.9 million from $4.0 million in the same period last year, largely due to legal expenses associated with current patent challenge litigation.

Conference Call Information and Forward-Looking Statements

On Thursday, November 13, 2008, the company will host a conference call with interested parties beginning at 4:30 p.m. ET to review its results of operations for the first quarter ended September 30, 2008.  The conference call will be available to interested parties through a live audio Internet broadcast at www.lannett.com.  The call will also be archived and accessible at this site for approximately two weeks.  A telephonic replay will be available through November 15, 2008, and can be accessed by dialing 800-938-0012 (domestic) or 973-935-8652 (international) and using the playback Passcode 73002338.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the future financial performance of Cody Laboratories, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(UNAUDITED)
	September 30,	June 30,
	2008	2008
Assets:
Current Assets:
Cash	$15,132,426	$6,256,712
Trade accounts receivable, net	25,779,954	34,114,982
Inventories	11,322,687	11,617,258
Interest receivable	66,606	51,781
Prepaid taxes	814,928	1,598,937
Deferred tax assets	6,198,694	6,997,935
Other current assets	691,807	591,415
Total current assets	60,007,102	61,229,020

Property, plant, and equipment, net	24,065,791	24,734,103

Investment securities - available-for-sale	2,490,356	2,500,135
Deferred tax assets	17,225,418	17,380,115
Intangible asset, net	10,346,168	10,361,835
Construction in progress	498,118	458,046
Other assets	186,325	195,354
Total Assets	$114,819,278	$116,858,608

Liabilities and Shareholders’ Equity:
Current liabilities	$32,057,280	$35,638,552
Long-term debt, less current portion	8,116,389	8,186,922
Deferred tax liabilities	3,140,395	3,179,344
Other long term liabilities	533,950	532,001
Minority interest	67,815	50,309
Shareholders’ equity	70,903,449	69,271,480
Total Liabilities and Shareholders’ Equity	$114,819,278	$116,858,608

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended
	September 30,
	2008	2007

Net sales	$25,567,653	$17,540,030
Cost of sales	16,120,195	11,792,536
Amortization of intangible assets	446,166	446,166
Product royalties	—	195,570
Gross profit	9,001,292	5,105,758

Research and development expenses	1,863,113	1,252,148
Selling, general, and administrative expenses	4,949,144	3,979,710
Loss on sale of assets	(4,931)	—

Operating income (loss)	2,184,104	(126,100)

Other expense	(20,442)	(46,746)

Income (loss) before income tax expense (benefit) and minority interest	2,163,662	(172,846)

Income tax expense (benefit)	919,990	(45,685)
Minority interest in Cody LCI Realty, LLC	(17,507)	—

Net income (loss)	$1,226,165	$(127,161)
Income (loss) per share:
Basic	$0.05	$(0.01)
Diluted	$0.05	$(0.01)

Shares used to calculate income (loss) per share:
Basic	24,306,488	24,175,643
Diluted	24,382,951	24,175,643